Exhibit 99.1

TS&W / CLAYMORE TAX-ADVANTAGED BALANCED FUND AND
GUGGENHEIM PARTNERS, LLC DISAPPOINT SHAREHOLDERS ONCE AGAIN

Western Investment Calls on TYW to Promptly Hold Annual Meeting and Allow Shareholders to Decide Future of the Fund

NEW YORK, NY – April 27, 2011 – Western Investment LLC (“Western Investment”) today criticized the delay by TS&W / Claymore Tax-Advantaged Balanced Fund (NYSE: TYW) and Guggenheim Partners, LLC in scheduling TYW’s 2011 annual meeting of shareholders.  Western Investment, together with its affiliates, owns approximately 6.2% of the outstanding shares of TYW and has launched a tender offer to purchase up to 1,000,000 of the shares it does not currently own for 94.5% of the net asset value per share determined as of the expiration date of the tender offer.

Arthur D. Lipson, managing member of Western Investment, stated, “In our opinion, it is time management let the shareholders determine who should run TYW.  Time and again, TYW’s Board and management have demonstrated an inability or unwillingness to act in the best interests of the Fund’s shareholders.  In fact, at last year’s Annual Meeting, a majority of voting shareholders voted for one of our nominees.  In addition, shareholders voted in support of our proposal to declassify the Board by a nearly two-to-one margin.  Despite clear shareholder support, TYW chose to ignore the will of shareholders.  As a result, our nominee was not elected to the Board because of a shareholder unfriendly TYW bylaw that has the effect of protecting incumbent trustees and, to our knowledge, TYW took no action to implement the shareholder approved proposal to require the annual election of all trustees.”

Mr. Lipson continued, “Given this Board’s and management’s historical failure to demonstrate any concern for the best interests of shareholders or any interest in maximizing shareholder value, we have serious doubts in their ability to successfully manage the Fund moving forward.  As a result, we have nominated four highly qualified individuals for election as trustees at TYW’s 2011 Annual Meeting.  Our nominees, if elected, will work to permit existing holders to exit TYW at 99.5% of net asset value as soon as possible.”

Mr. Lipson concluded, “We call on TYW to promptly hold its Annual Meeting.  It is imperative that TYW shareholders, the true owners of the Fund, decide who will guide TYW moving forward.  Given this Board’s shareholder unfriendly track record, we strongly believe that it is our nominees, not the current Board, who will provide shareholders of TYW with the best chance of maximizing shareholder value.”

SOURCE:  Western Investment LLC

CONTACT:  Arthur D. Lipson, (801) 568-1400

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Western Investment LLC (“Western Investment”), together with the other Participants (as defined below) named herein, intends to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying proxy card to be used at the 2010 annual meeting of shareholders of TS&W / Claymore Tax-Advantaged Balanced Fund, a Delaware statutory trust (the “Fund”).

WESTERN INVESTMENT STRONGLY ADVISES ALL SHAREHOLDERS OF THE FUND TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF DEFINITIVE PROXY MATERIALS, WITHOUT CHARGE, UPON REQUEST.

The participants in the solicitation are anticipated to be Western Investment, Western Investment Hedged Partners L.P. (“WIHP”), Western Investment Total Return Partners L.P. (“WITRP”), Western Investment Activism Partners LLC (“WIAP”), Western Investment Total Return Fund Ltd. (“WITRL,” and together with Western Investment, WIHP, WIAP and WITRP, the “Western Funds”), Arthur D. Lipson, Benchmark Plus Institutional Partners, L.L.C. (“BPIP”), Benchmark Plus Partners, L.L.C. (“BPP”), Benchmark Plus Management, L.L.C., Scott Franzblau, Robert Ferguson, Neil Chelo, Simon A. Lack, James R. Merchant and Richard A. Rappaport.

As of the date hereof, the Participants collectively own an aggregate of 1,443,540.793 shares of Common Stock of the Fund, consisting of the following: (1) 406 shares owned directly by Western Investment, (2) 346,001.793 shares owned directly by WIHP, (3) 279,877 shares owned directly by WIAP, (4) 323,754 shares owned directly by WITRP, (5) 405,966 shares owned directly by BPIP and (6) 87,536 shares owned directly by BPP.

THIS PRESS RELEASE AND THE INFORMATION CONTAINED HEREIN IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF TS&W / CLAYMORE TAX-ADVANTAGED BALANCED FUND.  THE OFFER IS BEING MADE ONLY THROUGH THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER RELATED OFFER MATERIALS.  THE WESTERN FUNDS HAVE FILED DOCUMENTS WITH THE SEC WITH RESPECT TO THE OFFER, INCLUDING THE TENDER OFFER STATEMENT AND EXHIBITS AND AMENDMENTS THERETO.  ALL OF THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND SHAREHOLDERS OF TS&W / CLAYMORE TAX-ADVANTAGED BALANCED FUND ARE URGED TO READ THEM CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.  SHAREHOLDERS OF TS&W / CLAYMORE TAX-ADVANTAGED BALANCED FUND MAY OBTAIN A FREE COPY OF EACH OF THESE DOCUMENTS AT A WEBSITE MAINTAINED BY THE WESTERN FUNDS AT WWW.WESTERNINVESTMENTTENDEROFFERS.COM OR BY CONTACTING INVESTORCOM, INC., THE INFORMATION AGENT FOR THE OFFER BY EMAIL AT TYWTENDER@INVESTOR-COM.COM OR TELEPHONE AT (877) 972-0090.  THE TENDER OFFER STATEMENT AND EXHIBITS AND AMENDMENTS THERETO ARE ALSO AVAILABLE AT NO CHARGE AT THE WEBSITE MAINTAINED BY THE SEC AT HTTP://WWW.SEC.GOV.